Exhibit 99.1

News Release	An Exelon Company

Contact: Judy Rader	FOR IMMEDIATE RELEASE
ComEd Media Relations
312-394-3500
Illinois Auction Declared Successful
Achieves the lowest available market price for energy
2007 residential rates to remain below 1995 levels
CHICAGO (September 15, 2006) — ComEd residential customers can expect an estimated increase of approximately 22 percent on their average monthly electric bills beginning in 2007, based on the results from Illinois’ first electricity auction. This preliminary estimated increase follows a 20 percent residential rate cut and nine-year rate freeze that will have saved ComEd’s residential customers $4 billion by the end of this year. Even with the increase, ComEd rates will remain below 1995 levels.
“While the Illinois auction has achieved the best possible price, ComEd customers’ rates will still go up in 2007 because of increases in energy costs,” said Anne Pramaggiore, senior vice president of regulatory affairs, ComEd. “We understand that rate increases are difficult for our customers, and we’re doing what we can to help through our CARE program and rate phase-in proposal.”
Electricity supply costs represents approximately 60 percent of the total electric bill for residential customers. For an average residential customer with a $60 monthly bill, the increase would be about $13.20 per month, a 22 percent increase, based on ComEd’s preliminary estimate. The increase would not take effect until Jan. 2, 2007. The energy price resulting from the auction is locked in until June 2008.
Recognizing that rate increases are difficult for customers, ComEd proposed a voluntary plan that, if approved by the ICC, would phase in residential rate increases over time. The plan is part of ComEd’s CARE (Customers’ Affordable Reliable Energy) initiative to assist residential customers with rising energy prices.
“Through our CARE program, we remain committed to empowering customers to take control of their energy bills before new rates take effect,” said J. Barry Mitchell, president of ComEd. “We share the concerns that CUB and other consumer groups have raised about the impact of rate increases on consumers, and we remain committed to continuing the dialogue on how to help customers manage their bills.”
Although electricity rates will increase in 2007, ComEd residential rates will remain comparable to or lower than those of most major cities, including Boston, New York, Los Angeles, San Francisco and Philadelphia. The average rate for the ten largest metropolitan areas will still be 14 percent higher than ComEd’s average residential rate, even with the estimated increase.
“The auction resulted in the lowest available price and a much lower increase than critics predicted,” Pramaggiore said. “While a 22 percent rate increase is significant, our rates will remain 3 percent lower than what customers paid prior to restructuring.”

ComEd

ComEd owns no generation and must go to the open market to buy electricity for 2007 and beyond. After an 11-month proceeding to develop the best power procurement plan for Illinois electric utility companies, the ICC concluded that a statewide auction to buy power would serve consumers best. The auction provides the utilities’ customers with the lowest available market price for electricity.
The auction design and rules resulted from six months of procurement workshops involving all stakeholders, followed by an 11-month formal process that included weeks of hearings, 5,000 pages of testimony from all parties, and a detailed final ICC order. In the auction, successive rounds of bidding by qualified wholesale energy suppliers drive the price for energy lower. The process is open and transparent, and the lowest bidders win.
The auction also employs several features to protect consumers and promote competition. For example, a diverse portfolio of suppliers is assured because no single supplier can win more than 35 percent of ComEd’s load at auction. Also, the staggered three-year contracts offered at auction reduce exposure to volatility in the wholesale market.
The Illinois Commerce Commission (ICC) recently decided to allow the auction result to go into effect, with a final blended price of $63.76 per megawatt hour for residential and small commercial customers. ICC staff and an independent auction monitor provided ongoing oversight of the process, which was administered by NERA, the auction manager.
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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.